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                                                                  Exhibit 3.3(a)

                            ARTICLES OF INCORPORATION

                                       OF

                         B & K STEEL FABRICATIONS, INC.

      KNOW ALL MEN BY THESE PRESENTS: That we, the undersigned incorporators, desiring to form a corporation under the laws of the State of Arizona, adopt the following Articles of Incorporation.

                                    ARTICLE I

      The name of this corporation shall be B & K STEEL FABRICATIONS, INC..

                                   ARTICLE II

      The incorporators of this corporation are: GREG BIESEN, 805 S. Horne St., Mesa, Az 85204 and DAN KNEIFL, 1462 N. 62nd Place, Mesa, Az 85205. All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

                                   ARTICLE III

      The purposes for which this corporation is organized include the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona.

                                   ARTICLE IV

      The character of business which this corporation initially intends to conduct, shall include, without limitation thereof, steel fabrication of all types and all related activities.

                                    ARTICLE V

      The authorized capital stock of this corporation shall be ten million (10,000,000) shares of common stock having a par value of One Dollar ($1.00) each, which shall be issued and paid for in such manner and at such time as the Board of Directors may designate. Any portion of the capital stock may be issued in payment for real or personal property, services or any other thing of value for the uses and purposes for which the corporation is organized, and when so issued shall be and become fully paid, the same as though paid for in cash, and the directors shall be the judges of the value of any property, services, right or thing acquired in exchange for capital stock. The shares of capital stock in this corporation shall be fully paid and non-assessable and shall have preemptive rights.
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                                   ARTICLE VI


      The affairs of the corporation shall be conducted by a Board of Directors, the number of which shall be determined at the annual meeting of the shareholders in the manner specified in the By-Laws of the corporation. Directors shall be elected at the annual meeting of the shareholders to be held at such time as may be provided in the By-Laws of the corporation, and such directors shall serve until their successors are elected and qualified. The following persons shall comprise the initial Board of Directors: GREG BIESEN, 805 S. Horne St., Mesa, Az 85204 and DAN KNEIFL, 1462 N. 62nd Place, Mesa, Az 85205

                                   ARTICLE VII

      The private property of the shareholders, directors and officers of this corporation shall be at all times exempt from all debts and liabilities of the corporation.

                                  ARTICLE VIII

      STEPHEN E. PHELPS, whose address is 1855 E. Southern, #209, Mesa, Az 85204, and who has been a bona fide resident of the State of Arizona for more than three (3) years, is hereby appointed and designated as Statutory Agent for the State of Arizona, upon whom service of process may be had. The Board of Directors of this corporation shall have the power to revoke this appointment of agent at any time and shall have power to fill any vacancy in such position at their discretion.

      IN WITNESS WHEREOF, we the undersigned, being all of the incorporators hereinabove named, have hereunto set our hands and seals this 1st day of October, 1984.


                                    /s/ Greg Biesen
                                    ------------------------------
                                    GREG BIESEN

                                     /s/ Dan Kneifl
                                    ------------------------------
                                    DAN KNEIFL


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STATE OF ARIZONA      )
                      :  ss
County of Maricopa    )

      On this 1st day of October, 1984, before me personally appeared GREG BIESEN and DAN KNEIFL, known to me to be the persons whose names are subscribed to the within instrument, and acknowledged that they executed the same for the purposes therein contained.

      IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                    ------------------------------
                                    Notary Public

My Commission Expires:
Oct 4, 1985


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